UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015 (May 22, 2015)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2015, W. Jay Ramsey, M.D., Ph.D. retired as Quality Assurance Officer and as an officer of NewLink Genetics Corporation (the “Company”).

In connection with Dr. Ramsey’s retirement, the Company and Dr. Ramsey entered into a letter agreement (the “Agreement”), dated as of May 22, 2015. Under the Agreement and in recognition of Dr. Ramsey’s thirteen years of service, including his extraordinary efforts in connection with the Company’s Ebola program, the Company will pay Dr. Ramsey a special bonus equivalent to six months of his base salary, or $172,900, and payment of COBRA premiums for up to six months. In addition, all stock options and restricted stock units (“RSUs”) held by Dr. Ramsey that were granted on or prior to December 31, 2014 will become fully vested. All stock options and RSUs held by Dr. Ramsey that were granted on or subsequent to January 1, 2015 will vest according to their terms through May 22, 2015. The exercise period for the stock options held by Dr. Ramsey (including those accelerated under the Agreement) will be extended until December 31, 2015. Dr. Ramsey will receive the payments and accelerated vesting provided in the Agreement in exchange for a general release of claims and other consideration.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    May 29, 2015

NewLink Genetics Corporation

By:	/s/ John B. Henneman III
John B. Henneman III
Its:	Chief Financial Officer